Exhibit 99.1

Semiconductor Industry Loses Well Known and Respected Executive Brani Buric

FREMONT, Calif.--(BUSINESS WIRE)--July 29, 2010--Virage Logic Corporation (NASDAQ:VIRL), today announced with great sadness that Brani Buric, the company’s executive vice president of marketing and sales, passed away on Sunday, July 25, following a short, but aggressive, illness. He was 61.

“Brani was already an extraordinarily accomplished executive when he first joined Virage Logic almost a decade ago. At our company, he applied all of those previously learned competencies, together with his strong personal skills and attributes, to drive the fundamental transformation of our company. The positive financial and product marketing results that we now enjoy are a direct result of that transformation strategy. He was, without question, the hardest working, most passionate, and smartest marketing executive I have ever worked with,” said Dan McCranie, executive chairman of Virage Logic. “He was respected and admired by everyone, and loved by many. He will be missed, but never forgotten.”

“The semiconductor industry and Virage Logic has lost one of its finest,” said Alex Shubat, president and CEO of Virage Logic. “Brani was a creative, strategic leader with incredible passion. He was able to combine his deep technical knowledge with his forward vision to anticipate and identify new market opportunities. Brani was a man of the highest integrity and character, and it was an honor to work with him over the last eight years.”

Brani was born June 6, 1949, in Yugoslavia and earned his B.S.E.E. degree at the University of Belgrade. He spent the first eleven years of his career in Belgrade working as a System Analyst for Informatika and Burroughs/UNISYS.

In 1988, he moved his family to Amsterdam, Holland to join Silicon Compiler Systems where he worked as a European customer support manager responsible for IC design consulting and technical customer support, including front-to-back VLSI design. He traveled extensively as he organized technical and business partnerships between ASIC design companies and silicon foundries. He also led technical marketing for the company’s ASIC products.

Mentor Graphics acquired Silicon Compiler Systems in 1990, and in 1991 Brani moved his family to Los Gatos, California to take the role of product marketing manager for ASICPlan, the EDA industry’s first generation virtual prototyping product line. He also drove product plans for the company’s logic optimization and silicon compilation design products.

In 1994, Brani joined CrossCheck Technology as director of marketing where he led the development and commercialization of a new generation test technology and established partnerships with EDA and ASIC companies.

In 1995, Brani joined Meta Software (acquired by Avant! in 1996). As head of corporate product management, he led corporate-wide product management including pricing strategy, sales process development, and all aspects of product launches and go-to-market strategies.

From 1998 to 2000, Brani was vice president of marketing and strategic development at Sycon Design where he defined the corporate vision and business plan that resulted in a $12.5 million round of financing, the highest amount invested in an EDA company in 1999. He also developed a new partnership model with large semiconductor vendors that resulted in Intel investing in Sycon as a strategic partner for its microprocessor division.

Brani joined In-Chip Systems in 2000 where he served as vice president of marketing and business development until Virage Logic acquired the company in 2002. During his eight years at Virage Logic, Brani was instrumental in defining the company’s product strategy and greatly expanding the company’s product portfolio as well as establishing strategic partnerships and business models. As Virage Logic’s executive vice president of marketing and sales, he led these global organizations to define, develop and deliver new products, establish strategic partnerships, and accelerate customer adoption.

During his nearly 40 year career, Brani published numerous articles in semiconductor industry publications and presented business and technical papers at conferences throughout the United States, Europe, Israel, Japan and Taiwan.

In addition to his passion for technology, Brani cared deeply for his family and friends and his happiest times were the moments he spent with them. He was an extremely intelligent and insightful man who was knowledgeable on a seemingly endless range of subjects. He also enjoyed golfing, bicycling and photography.

Brani is survived by his wife, Lola, of Los Gatos, Calif.; son, Marko, of Campbell, Calif.; and brother, Misha Burich of Saratoga, Calif.

A private celebration of Brani's life will be held on August 1. In lieu of flowers, the family has requested a donation be made in Brani’s memory to the Kidney Cancer Association. This organization strives to increase awareness and advocacy of Renal Cell Carcinoma (RCC) nationally, improve quality of life of patients living with the disease, and furthers research efforts towards a cure for RCC. Those interested in making a donation, or just learning more about RCC, may visit: http://www.kidneycancer.org/

About Virage Logic

Virage Logic is a leading provider of semiconductor intellectual property (IP) for the design of complex integrated circuits. The company's highly differentiated product portfolio includes processor solutions, interface IP solutions, analog solutions, SoC infrastructure IP solutions, embedded SRAMs and NVMs, embedded test and yield optimization solutions, logic libraries, and memory development software. As the semiconductor industry's trusted IP partner, more than 400 foundry, IDM and fabless customers rely on Virage Logic to achieve higher performance, lower power, higher density and optimal yield, as well as shorten time-to-market and time-to-volume. For further information, visit http://www.viragelogic.com.

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CONTACT:
Virage Logic Corporation
Sabina Burns, 510-743-8115
sabina.burns@viragelogic.com